Exhibit 10.1 to 8-K

                      [Letterhead of Diomed Holdings, Inc.]

                                February 15, 2005

Global Strategy Associates
c/o Diomed Holdings, Inc.
One Dundee Park
Andover, MA 01810
Attention: James A. Wylie, Jr.

Dear Jim:

      This letter refers to the Agreement for Services (the "Agreement"), dated December 28, 2003, between you and Diomed Holdings, Inc. (the "Company"), for the services of James A. Wylie, Jr. After consideration by the Compensation Committee of the Board of Directors of Diomed Holdings, Inc., the Company has determined to amend the Agreement so as to increase the amount payable upon termination of employment under the Agreement under certain circumstances as set forth below in this letter.

      Subject to your acceptance of the following terms and conditions, the Company proposes to amend the Agreement as follows

      1. By amending Section 2(b)(ii) to insert ", and for each calendar year thereafter during the Term, " after the word "2005";

      2. By amending Section 3(a) to delete "December 31, 2005," and to insert in lieu thereof "December 31, 2007";

            3. By deleting the existing Section 3(d) and by substituting the following in lieu thereof:

            "(d) The Company may terminate GSA's engagement under this Agreement other than for Cause at any time upon not less than thirty (30) days' prior written notice to GSA. In the event of such termination by the Company under this Section 3(d), the Company will pay to GSA, in accordance with the Company's general payroll practices for its direct employees, the greater of (i) the Base Compensation for the remainder of the Term and (ii) an amount equal to twelve
(12) months of Base Compensation, in either case plus any benefits to which
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Employee is entitled to be paid under this Agreement. In addition, Employee's participation in the Company's health insurance plan will continue for the remainder of the Term, with the Company paying its share of the premiums as it previously has for Employee pursuant to Section 2(f). Notwithstanding the foregoing, the Company shall have no obligation to make any payments to GSA or Employee following termination without Cause (i) unless and until GSA and Employee execute and deliver to the Company, and neither revokes, a release of all claims (other than for amounts owed under this Section) in form and substance satisfactory to the Company, including the Company's satisfaction that such release complies with the requirements of the Age Discrimination in Employment Act or (ii) if Employee breaches his obligations set forth in Sections 4 and 5. Notwithstanding any failure to deliver the release of claims, all Options granted under Section 2(c) which are not vested on the effective date of such termination will vest on the date of such termination."; and

4. By deleting the existing Section 3(e) and substituting the following in lieu thereof:

            "GSA may terminate its engagement under this Agreement for Good Reason (as defined herein) at any time upon notice by GSA to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute "Good Reason" for termination (unless with respect to items (i), (ii) and (iii) cured in all material respects by the Company within 30 days following written notice by GSA to the Company): (i) any material reduction in the nature or scope of Employee's position, duties, responsibilities or authority with the Company, (ii) the failure of the Company to remit or execute any compensation provided for under this Agreement which in any such case GSA does not consent to in writing, (iii) the Company's material breaches of its material obligations or material representations under this Agreement, or (iv) the Company's failure to obtain in writing the assumption of its obligations under this Agreement by any successor to the Company prior to or concurrent with any Covered Transaction. In the event of such termination by Employee for Good Reason, the Company shall pay to GSA the greater of (A) a lump sum equal to Base Compensation at the rate in effect on the date of termination for the remainder of the Term and (ii) an amount equal to twelve months of Base Compensation at the rate in effect on the date of termination. Notwithstanding the foregoing, the Company shall have no obligation to make any payments to GSA or Employee following termination for Good Reason (i) unless and until GSA and Employee execute and deliver to the Company, and neither revokes, a release of all claims (other than for amounts owed under this Section) in form and substance satisfactory to the Company, including the Company's satisfaction that such release complies with the requirements of the Age Discrimination in Employment Act or (ii) if Employee breaches his obligations set forth in Sections 4 and 5. Notwithstanding any failure to deliver the release of claims, all Options granted under Section 2(c) which are not vested on the effective date of such termination will vest on the date of such termination."

A new Section 3(j) shall be added to the Agreement, reading in full as follows:

            "(j) GSA shall have the right to terminate its engagement at any time on not less than ninety (90) days' prior written notice to the Company, which termination, unless otherwise stated, shall be a termination by GSA under this Section 3(j) and not a termination under Section 3(e). In the event of such termination by GSA under this Section 3(j), the Company will pay GSA any Base Compensation and any Supplemental Compensation that has accrued under the terms of this Agreement and that remains unpaid as of the final day of the engagement, but all other benefits (including without limitation vesting of any unvested Options as of the date of such termination) (but other than the Company's obligation to pay for the tax liability, if any, related to the provision of housing under Section 2(d)) shall terminate as of the final day of the engagement; provided, however, that any Base Compensation and any Supplemental Compensation or Incentive Compensation accrued and payable to GSA prior to the final day of the engagement shall be paid to GSA."

      Except as expressly set forth herein, the Agreement will remain in full force and effect without further amendment of any other provision thereof.

      To indicate your agreement with the foregoing, please sign in the space provided below and return an original executed counterpart to me.

                                      Very truly yours,

                                      /s/  Geoffrey H. Jenkins
                                      Geoffrey H. Jenkins
                                      Chairman of the Board and
                                      Chairman of the Compensation Committee
                                      of the Board of Directors

Accepted and agreed to:
GLOBAL STRATEGY ASSOCIATES

/s/ James A. Wylie, Jr.
-----------------------------
  Name:  James A. Wylie, Jr.
  Title:    President